For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Hilly Gross
212.220.7120 ext. 7023
IR@amtrustgroup.com

For immediate release
August 5, 2009

AmTrust Financial Services, Inc. Reports Second Quarter
Operating Earnings of $31.8 million, Net Income of $26.8 million and Book Value Per Share Increased 18.7% to $8.04

(New York) – AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported operating earnings of $31.8 million for the second quarter of 2009.  Operating earnings is a non-GAAP financial measure defined by the Company as net income, excluding realized investment gains and losses, net of tax.  During the second quarter of 2009, book value per share increased 18.7% to $8.04 per share.    Gross written premium for the second quarter of 2009 was $270.2 million and net income was $26.8 million.  For the six months ended June 30, 2009 the Company reported gross written premium of $537.8 million, operating earnings of $61.9 million and net income of $50.9 million.

During the second quarter of 2009, the Company incurred a realized loss on an after-tax basis of $5.0 million on its investment portfolio.  The realized loss related to certain fixed income and equity investments.

(more)

Second Quarter Overview:

Total revenue in the second quarter increased by $9.0 million to $182.6 million or 5.2% from $173.6 million in the second quarter of 2008. The Company reported operating earnings of $31.8 million or basic operating earnings per share of $0.54 for the second quarter of 2009, an increase of 17.4% from the second quarter of 2008. Net income for the second quarter of 2009 was $26.8 million, or $0.45 basic earnings per share.

Second Quarter and Six Months Highlights:

•	Quarterly basic operating earnings per share was $0.54 ($0.46 in 2008)
•	Quarterly basic earnings per share was $0.45 ($0.44 in 2008)
•	Six months ended June 30, 2009 basic operating earnings per share was $1.04 ($0.89 in 2008)
•	Six months ended June 30, 2009 basic earnings per share was $0.86 ($0.81 in 2008)
•	Annualized return on equity on operating earnings for the second quarter was 28.9%
•	Book value per share was $8.04 as of June 30, 2009 ($6.91 as of June 30, 2008)
•	The combined ratio for the second quarter was 79.6% (81.7% in 2008)
•	The combined ratio for the six months ended June 30, 2009 was 79.6% (79.6% in 2008)

Second Quarter and Six Months Results:
Revenue:

Total revenue for the second quarter of 2009 increased $9.0 million or 5.2% to $182.6 million from $173.6 million for the second quarter of 2008.  Net premium earned increased $20.9 million or 18.0% to $136.8 million during the second quarter of 2009 from $115.9 million during the second quarter of 2008.  Gross written premium in the second quarter of 2009 decreased by $30.9 million to $270.2 million from $301.1 million for the second quarter of 2008.

 (more)

Total revenue for the six months ended June 30, 2009 was $354.4 million, an increase of 16.7% from the six months ended June 30, 2008.  Net premium earned increased $55.9 million or 26.2% to $269.2 during the six months ended June 30, 2008.  Gross written premium in the six months ended June 30, 2009 increased by $2.0 million to $537.8 million from $535.8 million for the six months ended June 30, 2008.

Net written premium (gross written premium less cessions for reinsurance, including cessions to Maiden Insurance Company (Maiden)) in the second quarter of 2009 increased by $5.0 million or 3.8%, to $137.1 million from $132.1 million in the second quarter of 2008.  For the six months ended June 30, 2009, net written premium increased $23.8 million or 9.5% to $273.3 million from $249.5 million for the six months ended June 30, 2008.

As previously disclosed, the Company entered into a reinsurance agreement with Maiden effective July 1, 2007.  Under the terms of this reinsurance agreement, the Company ceded approximately $177.6 million and $251.0 million of written premium to Maiden in the six months ended June 30, 2009 and 2008, respectively.  The Company’s agreement with Maiden generated $31.0 million and $35.2 million of earned ceding commission for the second quarter of 2009 and 2008, respectively, and $58.6 million and $55.4 million of earned ceding commission for the six months ended June 30, 2009 and 2008, respectively.    The agreement continues to enable the Company to leverage its balance sheet, increase its writings, decrease its expense ratio and, most importantly, increase its return on equity.

Commission and fee income (exclusive of ceding commission from Maiden) for the second quarter 2009 decreased by $0.8 million or 9.5% to $7.6 million from $8.4 million for the second quarter 2008.  Commission and fee income for the six months ended June 30, 2009 increased by $0.4 million or 2.7% to $15.1 million from $14.7 million for the six months ended June 30, 2008.

(more)

Net investment income, excluding realized gains and losses in the second quarter 2009, was $13.6 million compared to $14.2 million in the second quarter 2008.  Net investment income, excluding realized gains and losses for the six months ended June 30, 2009, was $27.1 million compared to $27.7 million for the six months ended June 30, 2008.  During the three months ended June 30, 2009 and 2008, the Company realized investment losses of $5.0 million and $1.4 million, respectively, on an after-tax basis.  For the six months ended June 30, 2009 and 2008, the Company realized investment losses of $11.0 million and $4.8 million, respectively, on an after-tax-basis.

Expenses:

The Company’s loss ratio for the second quarter of 2009 was 56.0% compared to 63.9% for the second quarter of 2008.  The Company’s loss ratio for the six months ended June 30, 2009 was 56.3% compared to 60.6% for the six months ended December 31, 2008.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the three months ended June 30, 2009 increased by $11.7 million to $32.3 million from $20.6 million for the three months ended June 30, 2008.  The expense ratio for the three months ended June 30, 2009 increased to 23.6% from 17.8% for the three months ended June 30, 2008.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the six months ended June 30, 2009 increased by $22.3 million to $62.9 million from $40.6 million for the six months ended June 30, 2008.  As a result, the expense ratio for the six months ended December 31, 2008 increased to 23.4% from 19.0% for the six months ended June 30, 2008.

(more)

Other Matters:

Shareholders’ Equity as of June 30, 2009 increased to $476.9 million from $392.5 million as of December 31, 2008.  During the quarter, the Board of Directors declared a quarterly dividend of $0.06 per share.

As of June 30, 2009, the Company’s debt-to-capitalization ratio was 26.4% down from 32.0% from the year ended 2008.  During the second quarter of 2008, the Company entered into a three-year $40.0 million term loan, which has been reduced as of June 30, 2009 to $26.7 million.  Additionally, the Company has $123.7 million of long-term trust preferred securities.

Conference Call:

On August 6, 2009 at 10 a.m. ET, the Company will hold a conference call that can be accessed as follows:

Toll-free Dial-in:  888.634.7543
Toll Dial-in (Int’l Callers): 719.457.2677

In order to participate in the conference call, you must register at:
            http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call.  In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820.  Enter replay passcode 7984928.

(more)

About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage.  For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statements
This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations.  The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law.  Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the period ended December 31, 2008.
AFSI-F
###

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Gross written premium	$270,229	$301,062	$537,756	$535,818

Premium income
Net premium written	$137,120	$132,057	$273,299	$249,499
Change in unearned premium	(317)	(16,112)	(4,073)	(36,141)
	136,803	115,945	269,226	213,358

Ceding commission (primarily related party)	32,278	37,209	59,869	58,084
Commission and fee income	7,607	8,375	15,061	14,662
Investment income, net	13,582	14,190	27,171	27,721
Net realized losses	(7,709)	(2,135)	(16,947)	(7,355)
Other investment gain (loss) on managed assets	-	-	-	(2,900)
	45,758	57,639	85,154	90,212

Total revenue	182,561	173,584	354,380	303,570

Loss and loss adjustment expense	76,585	74,134	151,500	129,299
Acquisition costs and other underwriting expense	64,587	57,824	122,741	98,701
Other	5,774	2,504	10,968	7,298
	146,946	134,462	285,209	235,298

Income from continuing operations	35,615	39,122	69,171	68,272

Other income (expense):
Foreign currency gain (loss)	611	(15)	644	144
Interest expense	(4,007)	(5,541)	(8,178)	(8,170)
	(3,396)	(5,556)	(7,534)	(8,026)

Income from continuing operations before provision for income taxes	32,219	33,566	61,637	60,246

Provision for income taxes	5,448	7,216	10,704	14,533
Minority interest in net loss of subsidiary	-	-	-	(2,900)
Net income available to common shareholders	$26,771	$26,350	$50,933	$48,613

Operating earnings(1)	$31,782	$27,738	$61,949	$53,394

Earnings per common share:
Basic earnings per share	$0.45	$0.44	$0.86	$0.81
Diluted earnings per share	$0.45	$0.43	$0.85	$0.80
Basic operating earnings per share	$0.54	$0.46	$1.04	$0.89

Weighted average number of basic shares outstanding	59,337	59,989	59,551	59,979
Weighted average number of diluted shares outstanding	59,734	61,001	59,863	60,960

Combined ratio	79.6%	81.7%	79.6%	79.6%

Reconciliation of net realized losses:
Other-than-temporary investment impairments	$(10,786)	$(7,230)	$(12,213)	$(7,972)
Impairments recognized in other comprehensive income	-	-	-	-
	(10,786)	(7,230)	(12,213)	(7,972)
Net realized gains (losses) on sale of investments	3,077	5,095	(4,734)	617
Net realized losses	$(7,709)	$(2,135)	$(16,947)	$(7,355)

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	June 30, 2009	December 31, 2008

Cash, cash equivalents and investments	$1,410,833	$1,361,440
Premiums receivables	383,736	419,577
Goodwill and intangible assets	102,722	102,425
Total assets	3,183,530	3,143,893
Loss and loss expense reserves	1,057,646	1,014,059
Unearned premium	767,842	759,915
Trust preferred securities	123,714	123,714
Total stockholders' equity	$476,853	$392,548

AmTrust Financial Services, Inc.
Non-GAAP Financial Measure
(in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Reconciliation of net income to operating earnings:
Net income	$26,771	$26,350	$50,933	$48,613
Less: Net realized gains (losses) net of taxes	(5,011)	(1,388)	(11,016)	(4,781)
Operating earnings(1)	$31,782	$27,738	$61,949	$53,394

Operating earnings per common share:
Basic earnings per share	$0.54	$0.46	$1.04	$0.89
Diluted earnings per share	$0.53	$0.45	$1.03	$0.88

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income excluding realized investment gains and losses, net of tax and should not be considered an alternative to net income.  The Company's management believes that operating earnings is a useful indicatior of trends in the Company's underlying operations.  The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.